EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post Effective Amendment No. 1 to Registration Statements on Form S-8 (Nos. 333-39821, 333-44313, and 333-129295) and Registration Statement on Form S-8 of our report dated September 18, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” on July 1, 2005), relating to the consolidated financial statements of Memry Corporation, appearing in the Annual Report on Form 10-K of Memry Corporation for the year ended June 30, 2006.

/s/ Deloitte & Touche LLP

Stamford, Connecticut
March 28, 2007